ONE DATA CENTER PROVIDER. EVERYTHING YOU NEED.
©2019 CoreSite Realty Corporation, All Rights Reserved

Quarter Ended March 31, 2019

2

Company Profile

Low-latency, secure and reliable on-premises access to Amazon, Microsoft, Google, Alibaba Cloud, Oracle and IBM from all eight key North American Markets via inter-site connectivity and a robust set of network service providers.

ONE DATA CENTER PROVIDER. EVERYTHING YOU NEED.

CONNECTIVITY TO NETWORKS AND CLOUDS		LOW LATENCY, EDGE MARKETS, GLOBAL REACH

Connecting to cloud and network providers within the same data center can save thousands of dollars a month in networking and data egress fees while reducing latency.		The closer a business is to end users, the easier it is to provide a better experience.
		•	22 operating data centers in eight major metros that provide access to 75% of US businesses within 5 milliseconds
•	Optionality to connect to 775+ cloud, IT and network service providers as business needs evolve
•	27,000+ interconnections	•	National footprint with international cloud and data center partnerships for multi-market requirements
•	Peering and cloud exchanges
•	Direct connections to Amazon, Alibaba, Microsoft, Google, Oracle and IBM cloud services	•	Subsea cables for international reach
•	The CoreSite Interconnect GatewaySM allows customers to rapidly optimize application performance with a 100% managed solution
HIGH GROWTH, HIGH-DENSITY SOLUTIONS		THE BEST CUSTOMER EXPERIENCE

Cloud connectivity is important, and so is the ability for a data center campus to grow as business evolves		450+ team dedicated to ensuring that everything runs smoothly and needs are met no matter the time of day for our 1,350+ customers
•	The ability to cost-effectively scale from a single cabinet to a large-scale deployment
		•	Consistent customer satisfaction demonstrated by customer expansion and retention
•	Data center campuses that connect our downtown carrier hotels to scalable infrastructure via short, high-count dark fiber
		•	Dedicated move-in and service representatives, and in-house 24/7 data center operations personnel
•	Flexible and high-density solutions in many markets	•	100% uptime Service Level Agreement with six-nines portfolio uptime

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	3

 Summary of Financial Data

(in thousands, except per share, NRSF and MRR data)

	Three Months Ended
	March 31,	December 31,	March 31,	Growth %
Summary of Results	2019	2018	2018	Y/Y
GAAP Financial Measures
Operating revenues	$138,895	$139,146	$129,619	7.2%
Net income	25,905	25,898	28,566	(9.3)
Net income attributable to common shares	19,661	19,631	20,302	(3.2)
Net income attributable to common shares per share - diluted	$0.54	$0.54	$0.59	(8.5)

REIT Financial Measures(1)
Funds from operations (FFO) to shares and units	$60,092	$60,751	$60,998	(1.5)%
Adjusted funds from operations (AFFO)	60,651	61,169	57,045	6.3
EBITDAre	71,079	71,401	70,113	1.4
Adjusted EBITDA	74,511	74,575	72,878	2.2
FFO per common share and OP unit - diluted	$1.25	$1.26	$1.27	(1.6)

	As of
	March 31,		December 31,		September 30,		June 30,		March 31,
	2019		2018		2018		2018		2018

Dividend Activity
Dividends declared per share and OP unit	$1.10		$1.10		$1.03		$1.03		$0.98
TTM FFO payout ratio	84.9%		82.1%		82.6%		82.3%		82.6%
TTM AFFO payout ratio	87.1%		85.8%		90.0%		91.0%		93.9%

Operating Portfolio Statistics
Operating data center properties	22		22		21		21		20
Stabilized data center NRSF	2,320,538		2,318,220		2,318,220		2,241,335		2,164,778
Stabilized data center NRSF occupied	2,128,820		2,151,747		2,141,455		2,084,852		2,021,268
Stabilized data center % occupied	91.7%		92.8%		92.4%		93.0%		93.4%

Turn-Key Data Center ("TKD") Same-Store Statistics
MRR per cabinet equivalent	$1,556		$1,547		$1,523		$1,484		$1,459
TKD NRSF % occupied	89.2%		90.3%		89.4%		89.5%		88.4%

Market Capitalization & Net Principal Debt
Total enterprise value	$6,401,725		$5,345,711		$6,445,083		$6,388,352		$5,832,403
Total net principal debt outstanding	$1,213,706		$1,133,901		$1,074,194		$1,034,130		$988,421

Net Principal Debt to:
Annualized adjusted EBITDA	4.1	x	3.8	x	3.6	x	3.5	x	3.4	x
Enterprise value	19.0%		21.2%		16.7%		16.2%		16.9%

(1)	See reconciliations of non-GAAP measures on page 12 and a discussion of the non-GAAP disclosures in the Appendix.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	4

CoreSite Reports First Quarter 2019 Financial Results

-- Delivered Improved Q1 Sales and Pre-leased Two Phases of SV8 in April --

-- Achieved Substantial Progress on Development Pipeline, including Closing Purchase of SV9 --

-- Executed Financing that funds Property Development and extends Debt Maturities –

DENVER, CO – April 24, 2019 – CoreSite Realty Corporation (NYSE:COR) (“the Company”), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the first quarter ended March 31, 2019.

Q1 Quarterly Highlights

•	Key Financial Results –
o	Operating revenues of $138.9 million increased 7.2% year over year, in line sequentially
o	Net income of $0.54 per common diluted share decreased $0.05 year over year, in line sequentially
o	Q1 FFO of $1.25 per diluted share and unit decreased $0.02 year over year, and $0.01 sequentially
•	Lease Commencements –
o	Commenced 119 new and expansion leases for 24,040 net rentable square feet (“NRSF”), representing $5.8 million of annualized GAAP rent at an average GAAP rate of $242 per square foot
•	Lease Sales Activity –
o	Signed 121 new and expansion leases for 31,975 NRSF, representing $6.6 million of annualized GAAP rent at an average GAAP rate of $207 per square foot
o

Renewed 264 existing leases for 68,605 NRSF, representing $11.9 million of annualized GAAP rent at an average GAAP rate of $173 per square foot, including churn of 2.7%, reflecting 3.2% cash rent growth and 5.9% GAAP rent growth

April 2019 Subsequent Events

•	Finalized Santa Clara Property Purchase –
o	On April 12th, closed SV9 purchase, a property adjacent to CoreSite’s existing Santa Clara campus, which is held for development for a planned data center facility of approximately 200,000 NRSF
•	Pre-Leasing in Santa Clara –
o	On April 15th, executed data center pre-leasing of Phases 1 and 2 at SV8, for approximately 108,000 NRSF, leading to the acceleration of the development of Phases 2 and 3
•	Financing –
o	On April 17th, closed the financing of senior notes totaling $400 million of principal, with $325 million issued, and $75 million expected to be issued prior to July 17, 2019

“We’re executing well on our 2019 imperatives to accelerate growth in 2020,” said Paul Szurek, CoreSite’s President and Chief Executive Officer. “This includes substantial progress on our development pipeline, additional financing to fund new capacity, strong sales execution with the highest annualized GAAP rent for core retail colocation sales in 10 quarters, pre-leasing of two phases of our new SV8 purpose-built data center, and first quarter financial results consistent with where we are in the development cycle and our expectations, all of which we believe position us well for achieving higher revenue growth in 2020.”

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	5

Quarter Ended March 31, 2019

Sales Activity

In the core retail colocation space, CoreSite signed sales representing $6.6 million of GAAP annualized rent for the quarter, its highest quarterly core retail colocation sales in ten quarters. CoreSite’s core retail colocation sales included solid pricing, continued expansion with strategic customers and ongoing acquisition of new logos. Scale colocation leasing continued to be impacted by high occupancies, resulting in constrained capacity for large blocks of contiguous space in certain markets. The Company continues to make solid progress on constructing new data center facilities, and believes its new capacity will strengthen its future sales opportunities, including for scale leasing.

On April 15th, the Company pre-leased Phases 1 and 2 of its SV8 facility, comprised of approximately 108,000 NRSF. SV8 Phase 1 is currently under construction and on track for completion in late Q3 2019, and Phase 2 has been accelerated and is now expected to be completed in late Q4 2019.

Development Activity

CoreSite expects 2019 to be a positive transition year, entering the year with leasable capacity at a lower level compared to historical norms, and plans to end 2019 with leasable capacity, plus quickly developable incremental capacity, at the higher levels the Company experienced in previous years.

As of March 31, 2019, including the accelerated development at SV8, CoreSite had a total of approximately 428,000 NRSF of turn-key data center capacity under construction, with $261.7 million incurred to date of the $671.2 million of total estimated costs, as detailed below. Property development highlights include –

o	CH2 in Chicago, began Phase 1 construction for 56,000 NRSF of a planned 169,000 NRSF project
o	NY2 in the New York area, began Phase 3 construction for 35,000 NRSF data center expansion
o	BO1 in Boston, began construction on a 20,000 NRSF data center expansion
o	SV8 in Santa Clara, executed pre-leasing that accelerated development of remaining phases

				Costs Incurred	Estimated
			Estimated	To-Date	Total Costs	Percent
Market	Building	NRSF	Completion	(in millions)	(in millions)	Leased
Under Construction:
Boston	BO1	19,961	Q3 2019	$0.3	$9.0	—%
Chicago	CH2, Phase 1	56,000	1H 2020	21.9	120.0	—
Los Angeles	LA1	17,238	Q2 2019	7.5	13.2	—
Los Angeles	LA2	28,191	Q2 2019	15.8	21.0	100.0
New York	NY2, Phase 3	34,589	1H 2020	—	46.0	—
Northern Virginia	VA3, Phase 1B	49,837	Q2 2019	102.3	119.0	—
San Francisco Bay	SV8, Phase 1	53,953	Q3 2019	84.5	127.0	100.0
San Francisco Bay	SV8, Phase 2	53,728	Q4 2019	—	46.0	100.0
San Francisco Bay	SV8, Phase 3	54,056	1H 2020	—	40.0	—
Pre-Construction:
Los Angeles	LA3, Phase 1	60,000	2H 2020	29.4	130.0	—
Total		427,553		$261.7	$671.2	31.8%

CoreSite’s ongoing development and operational position includes --

•

the ability to increase its occupied footprint of land and buildings, both owned or leased, by about 2.1 million NRSF, or about 99%, including space unoccupied, under construction, pre-construction or held for development, and

•	owning (versus leasing) 92.5% of its 4.3 million data center NRSF, supporting operational control, expansion and long-term cost management.

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Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	6

Quarter Ended March 31, 2019

Other Financial Results

CoreSite’s $138.9 million of operating revenues for the first quarter included $117.9 million of rental, power and related revenue, $18.4 million of interconnection revenue and $2.6 million of office, light-industrial and other revenue.  Net Income was $25.9 million for the first quarter, or $0.54 attributable to each common diluted share.

As forecasted for the first quarter, CoreSite’s results reflect higher than normal churn and interest and operating expense associated with recently completed developments now in lease up.

Balance Sheet, Financing and Liquidity

On April 17th, the Company’s Operating Partnership entered into a note purchase agreement pursuant to which the Operating Partnership agreed to issue and sell an aggregate principal amount of $200 million of 4.11% Series A Senior Notes due April 17, 2026, and $200 million of 4.31% Series B Senior Notes due April 17, 2029. An initial aggregate principal amount of $200 million of the Series A Notes and $125 million of the Series B Notes were issued on April 17, 2019. The Company expects the Operating Partnership to issue $75 million in aggregate principal amount of the Series B Notes prior to July 17, 2019.

The Operating Partnership used the proceeds from the Notes to pay down outstanding amounts on the revolving portion of its senior unsecured credit facilities, and plans to use the remainder for general corporate purposes. Including the repayment of all outstanding amounts on the revolving credit facility subsequent to March 31, CoreSite has the ability to borrow $445.1 million under the revolving credit facility. CoreSite expects to use its liquidity of $522 million, including $445 million available under the revolving credit facility, $75 million of expected additional debt proceeds, and $2 million in cash, primarily to fund the $409 million of remaining current development pipeline costs.

Financial Guidance

The Company’s outlook is based on current economic conditions, internal assumptions about its customer base, and the supply and demand dynamics of the markets in which it operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

The Company reiterates its net income and FFO guidance for 2019 including:

•	Net income attributed to common shares in a range of $2.15 to $2.25, and
•	FFO per common diluted share and unit in the range of $5.21 to $5.31
•	The difference between net income and FFO represents real estate depreciation and amortization.

Due to a recent customer development and expected bankruptcy, CoreSite expects the customer to vacate its deployment in the third quarter and provide payments for utilization of the data center room and termination of the current license in August. As a result, annual churn guidance is revised to:

•	7% to 9% annual churn

In conjunction with the pre-leasing at SV8 and acceleration of Phase 2 and Phase 3 development, CoreSite has revised its 2019 capital expenditure guidance, including:

•	Data center expansion capital – to a revised range of $405 million to $465 million, and
•	Total capital expenditures – to a revised range of $425 million to $500 million

For further detail on the Company’s 2019 guidance, including operating revenues, Adjusted EBITDA, depreciation and amortization and capital expenditures, along with guidance drivers, please see page 23 of CoreSite’s Supplemental Information.

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Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	7

Quarter Ended March 31, 2019

Upcoming Conferences and Events

CoreSite’s management will participate in RBC Capital Markets Data Center and Connectivity Investor Day in San Francisco, CA on May 29th,  Nareit’s REITweek in NYC, NY on June 4-6th,  Cowen Communications Infrastructure Summit on August 12-13th in Boulder, CO and KeyBanc Capital Markets Annual Technology Leadership Forum, August 11-13 in Vail, CO.

Conference Call Details

CoreSite will host its first quarter 2019 earnings call on Thursday, April 25, 2019, at 12:00 p.m. (Eastern Time).  The call will be accessible by dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international). A replay will be available until May 9, 2019, and can be accessed shortly after the call by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The passcode for the replay is 13688781. The quarterly conference call also will be offered as a simultaneous webcast, accessible by visiting CoreSite.com and clicking on the “Investors” link. An on-line replay will be available for a limited time immediately following the call.

Concurrently with issuing its financial results, the Company will post its Q1 2019 Supplemental Information on its website at CoreSite.com, under the “Investors” link.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,350 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 450+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Carole Jorgensen

Vice President Investor Relations and Corporate Communications

303-405-1012
InvestorRelations@CoreSite.com

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Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	8

Quarter Ended March 31, 2019

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the Company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; failure to obtain necessary outside financing; the ability to service existing debt; the failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in its most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

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Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	9

Consolidated Balance Sheets

(in thousands, except per share data)

	March 31,	December 31,
	2019	2018
Assets:
Investments in real estate:
Land	$86,955	$86,955
Buildings and improvements	1,737,967	1,730,329
	1,824,922	1,817,284
Less: Accumulated depreciation and amortization	(621,682)	(590,784)
Net investment in operating properties	1,203,240	1,226,500
Construction in progress	364,458	265,921
Net investments in real estate	1,567,698	1,492,421
Operating lease right-of-use assets	186,311	190,304
Cash and cash equivalents	2,294	2,599
Accounts and other receivables, net	26,148	18,464
Lease intangibles, net	6,324	6,943
Goodwill	40,646	40,646
Other assets, net	103,441	102,290
Total assets	$1,932,862	$1,853,667

Liabilities and equity:
Liabilities
Debt, net	$1,210,716	$1,130,823
Operating lease liabilities	199,112	202,699
Accounts payable and accrued expenses	116,195	89,315
Accrued dividends and distributions	55,109	55,679
Acquired below-market lease contracts, net	2,737	2,846
Unearned revenue, prepaid rent and other liabilities	42,823	37,672
Total liabilities	1,626,692	1,519,034

Stockholders' equity
Common stock, par value $0.01	364	363
Additional paid-in capital	494,923	491,314
Accumulated other comprehensive loss	(5,733)	(2,193)
Distributions in excess of net income	(267,849)	(246,929)
Total stockholders' equity	221,705	242,555
Noncontrolling interests	84,465	92,078
Total equity	306,170	334,633
Total liabilities and equity	$1,932,862	$1,853,667

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	10

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Operating revenues:
Data center revenue:(1)
Rental, power, and related revenue	$117,853	$118,341	$110,008
Interconnection revenue	18,416	18,026	16,560
Total data center revenue	136,269	136,367	126,568
Office, light-industrial and other revenue	2,626	2,779	3,051
Total operating revenues	138,895	139,146	129,619

Operating expenses:
Property operating and maintenance	38,110	39,487	33,848
Real estate taxes and insurance	6,196	4,910	4,937
Depreciation and amortization	35,646	36,035	33,776
Sales and marketing	5,652	5,394	5,080
General and administrative	10,170	10,534	9,185
Rent	7,688	7,420	6,400
Transaction costs	—	—	56
Total operating expenses	103,462	103,780	93,282
Operating income	35,433	35,366	36,337
Interest expense	(9,498)	(9,448)	(7,738)
Income before income taxes	25,935	25,918	28,599
Income tax expense	(30)	(20)	(33)
Net income	25,905	25,898	28,566
Net income attributable to noncontrolling interests	6,244	6,267	8,264
Net income attributable to common shares	$19,661	$19,631	$20,302

Net income per share attributable to common shares:
Basic	$0.54	$0.54	$0.60
Diluted	$0.54	$0.54	$0.59

Weighted average common shares outstanding:
Basic	36,348	36,300	33,936
Diluted	36,547	36,486	34,164

(1)

During 2018, the Financial Accounting Standards Board (“FASB”) issued updates to the new lease accounting standard. As a result of the updates we have combined contractual data center rental, power, and tenant reimbursements and other revenue into a single line item as shown below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Rental revenue	$74,930	$74,326	$71,033
Power revenue	40,503	41,637	36,403
Tenant reimbursement and other	2,420	2,378	2,572
Rental, power, and related revenue	$117,853	$118,341	$110,008

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	11

Reconciliations of Net Income to FFO, AFFO, EBITDAre and Adjusted EBITDA(1)

(in thousands, except per share data)

Reconciliation of Net Income to FFO

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Net income	$25,905	$25,898	$28,566
Real estate depreciation and amortization	34,187	34,853	32,432
FFO available to common shareholders and OP unit holders	$60,092	$60,751	$60,998

Weighted average common shares outstanding - diluted	36,547	36,486	34,164
Weighted average OP units outstanding - diluted	11,600	11,602	13,835
Total weighted average shares and units outstanding - diluted	48,147	48,088	47,999

FFO per common share and OP unit - diluted	$1.25	$1.26	$1.27

Reconciliation of FFO to AFFO

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
FFO available to common shareholders and unit holders	$60,092	$60,751	$60,998

Adjustments:
Amortization of deferred financing costs	611	614	566
Non-cash compensation	3,432	3,174	2,626
Non-real estate depreciation	1,459	1,182	1,344
Straight-line rent adjustment	1,250	521	(1,450)
Amortization of above and below market leases	(86)	(86)	(175)
Recurring capital expenditures	(2,243)	(1,149)	(3,172)
Tenant improvements	(1,096)	(1,155)	(1,437)
Capitalized leasing costs	(2,768)	(2,683)	(2,255)
AFFO available to common shareholders and OP unit holders	$60,651	$61,169	$57,045

Reconciliation of Net Income to EBITDAre and Adjusted EBITDA

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Net income	$25,905	$25,898	$28,566
Adjustments:
Interest expense	9,498	9,448	7,738
Income taxes	30	20	33
Depreciation and amortization	35,646	36,035	33,776
EBITDAre	$71,079	$71,401	$70,113
Non-cash compensation	3,432	3,174	2,626
Transaction costs / litigation	—	—	139
Adjusted EBITDA	$74,511	$74,575	$72,878

(1)	For additional discussion of these non-GAAP measures, see the Appendix starting on page 24.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	12

Operating Properties

	Data Center Operating NRSF
	Annualized	Stabilized		Pre-Stabilized		Total		NRSF	Held for
	Rent		Percent		Percent		Percent	Under / Pre-	Development
Market / Facilities	($000)(1)	Total	Occupied(2)	Total	Occupied(2)	Total	Occupied(2)	Construction(3)	NRSF	Total NRSF

San Francisco Bay
SV1	$6,454	88,250	77.3%	—	—%	88,250	77.3%	—	—	88,250
SV2	8,050	76,676	94.3	—	—	76,676	94.3	—	—	76,676
Santa Clara campus(4)	75,846	615,500	96.8	—	—	615,500	96.8	161,737	200,000	977,237
San Francisco Bay Total	90,350	780,426	94.3	—	—	780,426	94.3	161,737	200,000	1,142,163

Los Angeles
One Wilshire campus
LA1*	30,754	145,776	97.9	—	—	145,776	97.9	17,238	10,352	173,366
LA2	46,355	356,774	92.6	39,925	15.9	396,699	84.9	28,191	—	424,890
LA3	—	—	—	—	—	—	—	60,000	120,000	180,000
LA4*	1,323	21,850	89.5	—	—	21,850	89.5	—	—	21,850
Los Angeles Total	78,432	524,400	93.9	39,925	15.9	564,325	88.4	105,429	130,352	800,106

Northern Virginia
VA1	26,680	198,632	81.4	3,087	—	201,719	80.1	—	—	201,719
VA2	21,547	188,446	97.7	—	—	188,446	97.7	—	—	188,446
VA3	1,438	52,758	100.0	26,413	10.2	79,171	70.1	—	—	79,171
DC1*	3,215	22,137	75.0	—	—	22,137	75.0	—	—	22,137
DC2*	9	—	—	24,563	0.2	24,563	0.2	—	—	24,563
Reston Campus Expansion(5)	—	—	—	—	—	—	—	49,837	811,138	860,975
Northern Virginia Total	52,889	461,973	89.8	54,063	5.1	516,036	81.0	49,837	811,138	1,377,011

New York
NY1*	6,094	48,404	90.7	—	—	48,404	90.7	—	—	48,404
NY2	14,996	101,742	91.5	18,121	—	119,863	77.7	34,589	81,799	236,251
New York Total	21,090	150,146	91.2	18,121	—	168,267	81.4	34,589	81,799	284,655

Boston
BO1	19,421	180,057	94.1	13,735	62.3	193,792	91.8	19,961	39,923	253,676

Chicago
CH1	16,351	178,407	82.0	—	—	178,407	82.0	—	—	178,407
CH2	—	—	—	—	—	—	—	56,000	113,000	169,000
Chicago Total	16,351	178,407	82.0	—	—	178,407	82.0	56,000	113,000	347,407

Denver
DE1*	4,041	9,813	93.0	19,971	32.5	29,784	52.4	—	—	29,784
DE2*	465	5,140	92.7	—	—	5,140	92.7	—	—	5,140
Denver Total	4,506	14,953	92.9	19,971	32.5	34,924	58.3	—	—	34,924

Miami
MI1	1,502	30,176	61.4	—	—	30,176	61.4	—	13,154	43,330
Total Data Center Facilities	$284,541	2,320,538	91.7%	145,815	16.6%	2,466,353	87.3%	427,553	1,389,366	4,283,272

Office & Light-Industrial	8,158	364,504	76.0	—	—	364,504	76.0	—	—	364,504
Reston Office & Light-Industrial(5)	1,844	126,700	100.0	—	—	126,700	100.0	—	(126,700)	—

Total Portfolio	$294,543	2,811,742	90.1%	145,815	16.6%	2,957,557	86.4%	427,553	1,262,666	4,647,776

* Indicates properties in which we hold a leasehold interest.

(1)

On a gross basis, our total portfolio annualized rent was approximately $300.9 million as of March 31, 2019, which includes $6.3 million in operating expense reimbursements under modified gross and triple-net leases.

(2)	Includes customer leases that have commenced as of March 31, 2019. If all leases signed during the current and prior periods had commenced, the percent occupied would have been as follows:

Percent Leased	Stabilized	Pre-Stabilized	Total
Total Data Center Facilities	92.5%	20.1%	88.2%
Total Portfolio	91.0%	20.1%	87.5%

(3)	NRSF under construction includes the LA3 pre-construction project, which is in the design and permitting stage. Construction will commence upon receipt of the applicable permits.
(4)

On April 12, 2019, we acquired a 3.8-acre land parcel with a single-story office building located adjacent to our Santa Clara campus, for a purchase price of $26 million. We expect to develop  an approximately 200,000 NRSF turn-key data center building on the acquired land parcel, which we refer to as SV9, as the existing office tenants vacate upon expiration of their leases and upon the receipt of necessary entitlements. We have included SV9 within our held for development NRSF in the table above.

(5)	Included within our Reston Campus Expansion held for development space is 126,700 NRSF which is currently operating as office and light-industrial space.

See Appendix for definitions.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	13

Leasing Statistics

Data Center Leasing Activity

			GAAP				GAAP
	Leasing	Number	Annualized		Total		Annualized		Rental	Cash	GAAP
	Activity	of	Rent		Leased		Rent per		Churn	Rent	Rent
	Period	Leases(1)	($000)		NRSF		Leased NRSF		Rate	Growth	Growth

New / expansion leases commenced	Q1 2019	119	$5,826		24,040		$242
	Q4 2018	116	4,356		22,684		192
	Q3 2018	127	5,869		36,576		160
	Q2 2018	145	6,531		33,938		192
	Q1 2018	129	16,184	(2)	81,636		184	(2)

New / expansion leases signed(3)	Q1 2019	121	$6,622		31,975	(3)	$207
	Q4 2018	115	4,177		16,125		259
	Q3 2018	120	6,057		31,330		193
	Q2 2018	143	10,352	(2)	65,037		178	(2)
	Q1 2018	136	7,067		29,624		239

Renewal leases signed	Q1 2019	264	$11,873		68,605		$173		2.7%	3.2%	5.9%
	Q4 2018	303	22,464		125,078		180		1.9	3.0	7.0
	Q3 2018	300	16,192		97,682		166		2.5	3.2	5.8
	Q2 2018	288	17,643		128,386		137		1.3	2.6	5.4
	Q1 2018	243	20,213		118,876		170		1.9	5.6	11.5

(1)	Number of leases represents each agreement with a customer; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)

During Q2 2017, we signed a customer lease that commenced in Q1 2018, which included contractual payments to reserve dedicated expansion space. The contractual reservation payments were included within GAAP annualized rent, but were excluded in calculating the GAAP annualized rent per leased NRSF rate. During Q2 2018, the customer exercised its option to expand into the reserved expansion space. The Q2 2018 GAAP annualized rent signed includes only the incremental contractual payments; however, the rent per leased NRSF rate includes the entire GAAP annualized rent amount.

(3)

Subsequent to March 31, 2019, we pre-leased 100% of Phases 1 and 2 at SV8, comprised of approximately 108,000 NRSF, half of the NRSF commencing late in the third quarter of 2019 and the remaining half commencing late in the fourth quarter of 2019.

New / Expansion Leases Signed by Deployment Size by Period

	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
GAAP Annualized Rent ($000)
Core Retail Colocation
< 1,000 NRSF	$3,921	$2,665	$2,971	$3,912	$2,657
1,000 - 5,000 NRSF	2,701	1,512	2,117	1,825	1,829
Total Core Retail Colocation	$6,622	$4,177	$5,088	$5,737	$4,486
Scale Colocation
> 5,000 NRSF	—	—	969	4,615	2,581
Total GAAP Annualized Rent	$6,622	$4,177	$6,057	$10,352	$7,067

MRR per Cabinet Equivalent Billed (TKD Same-Store)(1)

1)

During the first quarter of 2019, we updated the same-store turn-key data center pool to include all space available for lease that existed as turn-key data center space as of December 31, 2017. The MRR per Cabinet Equivalent for all periods reported was updated to reflect the new same-store pool.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	14

Leasing Statistics

Lease Distribution (total portfolio, including total data center and office and light-industrial “OLI”)

			Total	Percentage		Percentage
	Number	Percentage	Operating	of Total	Annualized	of Total
	of	of All	NRSF of	Operating	Rent	Annualized
NRSF Under Lease	Leases	Leases	Leases	NRSF	($000)	Rent
Unoccupied data center	—	—%	313,371	10.6%	$—	—%
Unoccupied OLI	—	—	87,490	3.0	—	—
Data center NRSF:
5,000 or less	2,314	91.4	807,341	27.2	136,232	46.3
5,001 - 10,000	39	1.5	253,537	8.5	38,299	13.0
10,001 - 25,000	23	0.9	354,308	12.0	49,299	16.7
Greater than 25,000	6	0.2	250,456	8.5	43,117	14.6
Powered shell	18	0.7	487,340	16.5	17,594	6.0
OLI	133	5.3	403,714	13.7	10,002	3.4
Portfolio Total	2,533	100.0%	2,957,557	100.0%	$294,543	100.0%

Lease Expirations (total portfolio, including total data center and office and light-industrial “OLI”)

		Total						Annualized
	Number	Operating	Percentage		Percentage	Annualized	Annualized	Rent Per
	of	NRSF of	of Total	Annualized	of Total	Rent Per	Rent at	Leased
	Leases	Expiring	Operating	Rent	Annualized	Leased	Expiration	NRSF at
Year of Lease Expiration	Expiring(1)	Leases	NRSF	($000)	Rent	NRSF	($000)(2)	Expiration
Unoccupied data center	—	313,371	10.6%	$—	—%	$—	$—	$—
Unoccupied OLI	—	87,490	3.0	—	—	—	—	—
2019	1,067	577,608	19.5	83,860	28.4	145	84,101	146
2020	768	392,833	13.2	65,867	22.4	168	66,834	170
2021	339	269,331	9.1	41,833	14.2	155	45,189	168
2022	137	234,981	7.9	29,962	10.2	128	32,720	139
2023	65	202,818	6.9	23,346	7.9	115	28,056	138
2024-Thereafter	24	475,411	16.1	39,673	13.5	83	49,499	104
OLI (3)	133	403,714	13.7	10,002	3.4	25	10,633	26
Portfolio Total / Weighted Average	2,533	2,957,557	100.0%	$294,543	100.0%	$115	$317,032	$124

(1)

Includes leases that upon expiration will automatically be renewed, primarily on a year-to-year basis. Number of leases represents each agreement with a customer; a lease agreement could include multiple spaces and a customer could have multiple leases.

(2)

Represents the final monthly contractual rent under existing customer leases as of March 31, 2019, multiplied by 12. This amount reflects total annualized base rent before any one-time or non-recurring rent abatements and excludes power revenue, interconnection revenue and operating expense reimbursement. Leases expiring during 2019 include annualized rent of $11.7 million associated with lease terms currently on a month-to-month basis.

(3)	The office and light-industrial leases are scheduled to expire as follows:

	NRSF of	Annualized
	Expiring	Rent
Year	Leases	($000)
2019	25,727	$656
2020	74,384	1,642
2021	39,832	1,265
2022	70,551	1,309
2023	147,859	4,018
2024 - Thereafter	45,361	1,112
Total OLI	403,714	$10,002

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	15

Geographic and Vertical Diversification

Geographical Diversification

Percentage of Total Data
Metropolitan Market	Center Annualized Rent
San Francisco Bay	31.8%
Los Angeles	27.6
Northern Virginia	18.6
New York	7.4
Boston	6.8
Chicago	5.7
Denver	1.6
Miami	0.5
Total	100.0%

Vertical Diversification

Percentage of Total Data
Vertical	Center Annualized Rent
Enterprise	48.2%
Cloud	27.4
Network	24.4
Total	100.0%

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	16

10 Largest Customers

10 Largest Customers (total portfolio, including data center and office and light-industrial “OLI”)

								Weighted
					Percentage		Percentage	Average
			Number	Total	of Total	Annualized	of Total	Remaining
			of	Occupied	Operating	Rent	Annualized	Lease Term in
	CoreSite Vertical	Customer Industry	Locations	NRSF	NRSF(1)	($000)	Rent(2)	Months(3)
1	Cloud	Public Cloud	7	93,925	3.2%	$19,341	6.6%	81
2	Enterprise	Travel / Hospitality	4	83,131	2.8	17,127	5.8	21
3	Cloud	Public Cloud	11	297,416	10.1	17,125	5.8	68
4	Cloud	Public Cloud	3	118,356	4.0	13,055	4.4	50
5	Enterprise	Digital Content	6	90,488	3.0	10,524	3.6	37
6	Enterprise	SI & MSP	3	62,602	2.1	9,190	3.1	9
7	Network	Global Service Provider	8	31,100	1.1	5,854	2.0	5
8	Network	US National Service Provider	16	42,305	1.4	5,146	1.7	13
9	Enterprise	SI & MSP	1	18,124	0.6	4,708	1.6	11
10	Enterprise	Colocation / Reseller	4	34,103	1.2	4,599	1.6	10
	Total / Weighted Average			871,550	29.5%	$106,669	36.2%	41

(1)	Represents the customer’s total occupied square feet divided by the total operating NRSF in the portfolio as of March 31, 2019.
(2)	Represents the customer’s total annualized rent divided by the total annualized rent in the portfolio as of March 31, 2019.
(3)	Weighted average based on percentage of total annualized rent expiring calculated as of March 31, 2019.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	17

Capital Expenditures and Completed

Pre-Stabilized Projects

(in thousands, except NRSF and cost per NRSF data)

Capital Expenditures and Repairs and Maintenance

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2019	2018
Data center expansion(1)	$102,363	$81,749	$60,276	$59,726	$44,977
Non-recurring investments(2)	1,374	862	1,737	1,710	1,577
Tenant improvements	1,096	1,155	1,422	1,456	1,437
Recurring capital expenditures(3)	2,243	1,149	3,332	3,651	3,172
Total capital expenditures	$107,076	$84,915	$66,767	$66,543	$51,163

Repairs and maintenance expense(4)	$3,532	$3,915	$3,853	$4,037	$3,158

(1)

Data center expansion capital expenditures include new data center construction, development projects adding capacity to existing data centers and other revenue generating investments. Data center expansion also includes investment of Deferred Expansion Capital. During the year ended December 31, 2018, we incurred $4.5 million to acquire a two acre land parcel located in Chicago, Illinois, which we refer to as CH2, and we incurred $6.3 million, net of previously accrued legal expense, to acquire U.S. Colo, a carrier-neutral, network-dense colocation provider, located in Los Angeles, CA.

(2)

Non-recurring investments include upgrades to existing data center or office space and company-wide improvements that are ancillary to revenue generation such as internal system development and system-wide security upgrades, which have a future economic benefit.

(3)

Recurring capital expenditures include required equipment upgrades within our operating portfolio, which have a future economic benefit. Included within recurring capital expenditures associated with replacing our chiller plants at LA2 which has generated a significant return on investment.

(4)

Repairs and maintenance expense is classified within property operating and maintenance expense in the consolidated statements of operations. These expenditures represent recurring maintenance contracts and repairs to operating equipment necessary to maintain current operations.

Completed Pre-Stabilized Projects

	Metropolitan				Cost Per	Percent	Percent
Projects / Facilities	Market	Completion	NRSF	Cost(1)	NRSF	Leased(2)	Occupied
DE1	Denver	Q3 2017	4,341	$6,206	$1,430	75.0%	74.7%
BO1	Boston	Q4 2017	13,735	7,000	510	62.3	62.3
VA1	Northern Virginia	Q4 2017	3,087	1,263	409	—	—
LA2	Los Angeles	Q1 2018	39,925	12,122	304	23.6	15.9
VA3 Phase 1A	Northern Virginia	Q1 2018	26,413	24,289	920	17.1	10.2
DE1	Denver	Q2 2018	15,630	7,581	485	21.4	20.7
NY2	New York	Q2 2018	18,121	13,407	740	—	—
DC2	Northern Virginia	Q4 2018	24,563	21,512	876	0.7	0.2
Total completed pre-stabilized			145,815	$93,380	$640	20.1%	16.6%

(1)

Cost includes capital expenditures related to the specific project / phase and, for NY2 and VA3 Phase 1A, also includes allocations of capital expenditures related to land and building shell that were incurred at the beginning of the overall project.

(2)	Includes customer leases that have been signed as of March 31, 2019, but have not commenced. The percent leased is determined based on leased NRSF as a proportion of total pre-stabilized NRSF.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	18

Development Summary

Development Completion Timeline

The following chart sets forth the estimated development timeline of megawatts planned to be completed and placed into service in 2019 and 2020:

Development Detail

(in thousands, except NRSF and power data)

	Under Construction and Pre-Construction						Held for Development			Total
			Costs				Estimated			Estimated
	Estimated		Incurred	Estimated	Percent	Power			Power
Projects/Facilities	Completion	NRSF	To- Date	Total	Leased	(MW)	NRSF	Total Cost	(MW)	NRSF	Cost

Data center expansion
BO1	Q3 2019	19,961	$287	$9,000	—%	1.5	39,923	$23,200	3.0	59,884	$32,200
LA1	Q2 2019	17,238	7,498	13,200	—	1.5	10,352	1,250	0.5	27,590	14,450
LA2	Q2 2019	28,191	15,759	21,000	100.0	3.0	—	—	—	28,191	21,000
MI1	—	—	—	—	—	—	13,154	7,500	1.0	13,154	7,500
NY2
Phase 3	1H 2020	34,589	—	46,000	—	4.0	—	—	—	34,589	46,000
Phase 4	—	—	—	—	—	—	46,699	14,000	5.0	46,699	14,000
Phase 5	—	—	—	—	—	—	35,100	28,000	4.0	35,100	28,000
Total data center expansion		99,979	$23,544	$89,200	28.2%	10.0	145,228	$73,950	13.5	245,207	$163,150

New development
Ground-up construction
CH2 Phase 1	1H 2020	56,000	$21,885	$120,000	—%	6.0	113,000	$80,000	12.0	169,000	$200,000
SV8
Phase 1(1)	Q3 2019	53,953	84,464	127,000	100.0	6.0	—	—	—	53,953	127,000
Phase 2(1)	Q4 2019	53,728	—	46,000	100.0	6.0	—	—	—	53,728	46,000
Phase 3	1H 2020	54,056	—	40,000	—	6.0	—	—	—	54,056	40,000
SV9(2)	—	—	—	—	—	—	200,000	300,000	24.0	200,000	300,000
VA3
Phase 1B(3)	Q2 2019	49,837	102,315	119,000	—	6.0	—	—	—	49,837	119,000
Phase 1C(3)	—	—	—	—	—	—	49,837	30,000	6.0	49,837	30,000
Future Phases	—	—	—	—	—	—	761,301	810,000	98.0	761,301	810,000
Pre-construction
LA3 Phase 1	2H 2020	60,000	29,445	130,000	—	6.0	120,000	70,000	12.0	180,000	200,000
Total new development		327,574	$238,109	$582,000	32.9%	36.0	1,244,138	$1,290,000	152.0	1,571,712	$1,872,000

Total development(4)(5)		427,553	$261,653	$671,200	31.8%	46.0	1,389,366	$1,363,950	165.5	1,816,919	$2,035,150

(1)

Subsequent to March 31, 2019, we pre-leased 100% of Phases 1 and 2 at SV8, comprised of approximately 108,000 NRSF, half of the NRSF commencing late in the third quarter of 2019 and the remaining half commencing late in the fourth quarter of 2019.

(2)

On April 12, 2019, we acquired a 3.8-acre land parcel with a single-story office building located adjacent to our Santa Clara campus. We expect to develop an approximately 200,000 NRSF turn-key data center building on the acquired land parcel, which we refer to as SV9, as the existing office tenants vacate upon expiration of their leases and upon receipt of the necessary entitlements. We have included SV9 within our held for development NRSF in the table above.

(3)

As part of VA3 Phase 1B, we will build the shell of an 80,000 NRSF, 12 megawatt building, and a 77,000 NRSF centralized infrastructure building which will serve Phases 1 and 2 of the VA3 property. The centralized infrastructure building represents approximately $24 million of the estimated Phase 1B cost. The full construction of the 12 megawatt TKD building (Phases 1B and 1C) will cost approximately $1,495 per NRSF.

(4)

In addition to new development and incremental capacity in existing core and shell buildings, we have land adjacent to our NY2 facility, in the form of an existing parking lot. By utilizing this land, we believe we can build approximately 100,000 NRSF of data center capacity in Secaucus, New Jersey, upon receipt of necessary entitlements.

(5)

We have an estimated $14.6 million in deferred expansion capital under construction at multiple properties as of March 31, 2019, of which $8.1 million has been incurred to-date. We estimate approximately $35 million of additional deferred expansion capital may be required in the future to support existing or anticipated future customer utilization.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	19

Market Capitalization and Debt Summary

(in thousands, except per share data)

Market Capitalization

	Shares or	Market Price /
	Equivalents	Liquidation Value as of	Market Value
	Outstanding	March 31, 2019	Equivalents
Common shares	36,902	$107.02	$3,949,234
Operating partnership units	11,575	107.02	1,238,785
Total equity			5,188,019
Total net principal debt outstanding(1)			1,213,706
Total enterprise value			$6,401,725

Net principal debt to enterprise value			19.0%

(1)	Net principal debt outstanding includes total principal debt outstanding net of $2.3 million of cash and cash equivalents.

Debt Summary(1)(2)

			Outstanding as of:
		Maturity	March 31,	December 31,
Instrument	Rate	Date(3)	2019	2018
Revolving credit facility (4)	3.94%	4/19/2022	$291,000	$211,500
2020 Senior unsecured term loan (5)	3.36	6/24/2020	150,000	150,000
2021 Senior unsecured term loan (4)	3.89	2/2/2021	100,000	100,000
2022 Senior unsecured term loan (4)	3.89	4/19/2022	200,000	200,000
2023 Senior unsecured term loan (5)	4.00	4/19/2023	150,000	150,000
2023 Senior unsecured notes	4.19	6/15/2023	150,000	150,000
2024 Senior unsecured notes	3.91	4/20/2024	175,000	175,000
Total principal debt outstanding			1,216,000	1,136,500
Unamortized deferred financing costs			(5,284)	(5,677)
Total debt			$1,210,716	$1,130,823
Weighted average interest rate	3.89%

Floating rate vs. fixed rate debt			61% / 39%	54% / 46%

(1)	See the filed Form 10-K and 10-Q for information on specific debt instruments.
(2)

On April 17, 2019, we entered into a note purchase agreement to issue and sell an aggregate principal amount of $200 million of 4.11% Series A Senior Notes (the “Series A Notes”) due April 17, 2026, and $200 million of 4.31% Series B Senior Notes  (the “Series B Notes” and, together with the Series A Notes, the “Notes”) due April 17, 2029. An aggregate principal amount of $200 million of the Series A Notes and $125 million of the Series B Notes was issued on April 17, 2019. We expect to issue the remaining $75 million of the Series B Notes prior to July 17, 2019. As a result of this subsequent debt financing and repayment of the revolving credit facility, the floating rate to fixed rate debt ratio was 34% / 66%.

(3)	The revolving credit facility contains a one-time extension option, which, if exercised, would extend the maturity date to April 2023.
(4)	The revolving credit facility, 2021 and 2022 senior unsecured term loan interest rates are based on 1-month LIBOR at March 31, 2019, plus applicable spread.
(5)	The interest rates for the 2020 and 2023 senior unsecured term loans include the impact of interest rate swaps associated with a portion of the outstanding 1-month LIBOR variable rate debt.

Debt Maturities, including subsequent debt financing(1)

(1)

The proceeds from the Notes issued on April 17, 2019, were used to pay down outstanding amounts on the revolving portion of our senior unsecured credit facilities. The debt maturities include the subsequent repayment of the revolving credit facility.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	20

Interest Summary and Debt Covenants

(in thousands)

Interest Expense Components

	Three Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2018
Interest expense and fees	$11,516	$10,894	$8,275
Amortization of deferred financing costs	611	614	566
Capitalized interest	(2,629)	(2,060)	(1,103)
Total interest expense	$9,498	$9,448	$7,738

Percent capitalized	21.7%	17.9%	12.5%

Debt Covenants

	Revolving Credit Facility and Senior Unsecured Term Loans and Notes
		March 31,		December 31,		September 30,		June 30,		March 31,
	Required Compliance	2019 (1)		2018		2018		2018		2018 (2)

Fixed charge coverage ratio	Greater than 1.50x	6.6	x	7.0	x	7.4	x	7.9	x	8.6	x
Total indebtedness to gross asset value	Less than 60%	26.3%		25.3%		24.8%		24.3%		26.8%
Secured debt to gross asset value	Less than 40%	—%		—%		—%		—%		—%

Revolving credit facility availability		$450,000		$450,000		$450,000		$450,000		$450,000
Borrowings outstanding		—		(211,500)		(154,500)		(111,964)		(66,500)
Outstanding letters of credit		(4,879)		(4,879)		(4,879)		(4,879)		(4,879)
Current availability		$445,121		$233,621		$290,621		$333,157		$378,621

(1)

On April 17, 2019, we entered into a note purchase agreement to issue and sell an aggregate principal amount of $200 million of 4.11% Series A Senior Notes and $200 million of 4.31% Series B Senior Notes (together, the “Notes”).  The proceeds from the Notes were used to pay down outstanding amounts on the revolving portion of our senior unsecured credit facilities. The borrowings outstanding and current availability include the subsequent repayment of the revolving credit facility.

(2)

During April 2018, we amended our credit agreement which increased our revolving credit facility availability by $100 million and we entered into a new five-year $150 million senior unsecured term loan maturing in April 2023, which was used to pay down a portion of the current revolving facility balance. The revolving credit facility availability, borrowings outstanding, and current availability as of March 31, 2018, have been adjusted to reflect these subsequent debt financing transactions.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	21

Components of Net Asset Value (NAV)

(in thousands)

Cash Net Operating Income

Reconciliation of Net Operating Income (NOI)	Q1 2019	Annualized
Operating Income	$35,433	$141,732
Adjustments:
Depreciation and amortization	35,646	142,584
General and administrative (includes litigation expenses)	10,170	40,680
Net Operating Income	$81,249	$324,996

Cash Net Operating Income (Cash NOI)
Net Operating Income	$81,249	$324,996
Adjustments:
Straight-line rent	1,250	5,000
Amortization of above and below-market leases	(86)	(344)
Cash NOI	$82,413	$329,652

Cash NOI with backlog (87.5% leased)(1)	$84,959	$339,836
Cash stabilized NOI (93% leased)	$90,299	$361,196

Development Projects

Data Center Projects Under / Pre- Construction
TKD construction in progress(2)	$261,653
Remaining spend(2)	409,547
Total	$671,200

Targeted stabilized annual yields	12 - 16%
Annualized pro forma NOI range	$80,500 - 107,400

Other Assets and Liabilities

Other Assets
Remaining construction in progress(3)	$102,805
Cash and cash equivalents	2,294
Accounts and other receivables	26,148
Other tangible assets	33,129
Total other assets	$164,376

Liabilities
Principal debt	$1,216,000
Accounts payable, accrued expenses and other liabilities	159,018
Accrued dividends and distributions	55,109
Total liabilities	$1,430,127

Weighted average common shares and units - diluted	48,147

(1)	Cash NOI with backlog is adjusted to include one quarter of the cash backlog as of March 31, 2019, less any leasing of currently occupied NRSF and data center projects under development.
(2)	Does not include spend associated with leasing commissions. See page 19 for further breakdown of data center projects under construction.
(3)

Represents the book value of in-progress capital projects, including land and shell building, of future data center expansion, non-recurring investments, tenant improvements and recurring capital expenditures.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	22

2019 Guidance

(in thousands, except per share data)

The annual guidance provided below represents forward-looking projections, which are based on current economic conditions, internal assumptions about our existing customer base and the supply and demand dynamics of the markets in which we operate. Please refer to the press release for additional information on forward-looking statements.

		2019			Implied
	Low	High	Mid	2018	Growth(1)
Net income attributable to common shares	$2.15	$2.25	$2.20	$2.22	(0.9)%
Real estate depreciation and amortization	3.06	3.06	3.06	2.84
FFO per common share and OP unit	$5.21	$5.31	$5.26	$5.06	4.0%

Projected operating results:
Total operating revenues	$580,000	$590,000	$585,000	$544,392	7.5%
Interconnection revenues	74,000	77,000	75,500	69,709	8.3
General and administrative expenses	42,000	44,000	43,000	40,090	7.3

Net Income	$104,000	$109,000	$106,500	$106,763	(0.2)%
Depreciation and amortization	153,000	153,000	153,000	141,633	8.0
Other adjustments(2)	59,000	59,000	59,000	47,722	23.6
Adjusted EBITDA	$316,000	$321,000	$318,500	$296,118	7.6%

Guidance drivers:
Annual rental churn rate	7.0%	9.0%	8.0%	7.7%
Cash rent growth on data center renewals	2.0%	4.0%	3.0%	3.6%
Capitalized interest	20.0%	24.0%	22.0%	17.9%
Sales and marketing expense as a percentage of revenue	3.9%	4.1%	4.0%	3.9%

Capital expenditures:
Data center expansion	$405,000	$465,000	$435,000	$246,728
Non-recurring investments	5,000	10,000	7,500	5,886
Tenant improvements	5,000	10,000	7,500	5,470
Recurring capital expenditures	10,000	15,000	12,500	11,304
Total capital expenditures	$425,000	$500,000	$462,500	$269,388

(1)	Implied growth is based on the midpoint of 2019 guidance.
(2)	Refer to the appendix for the adjustments made to net income to calculate adjusted EBITDA.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	23

Appendix

Definitions

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. Our definition and calculation of non-GAAP financial measures may differ from those of other Real Estate Investment Trusts (“REITs”) and therefore may not be comparable. The non-GAAP measures should not be considered an alternative to net income as an indicator of our performance and should be considered only a supplement to net income, cash flows from operating, investing or financing activities as measures of profitability and/or liquidity, computed in accordance with GAAP.

Adjusted Funds From Operations “AFFO” is a non-GAAP measure that is used as a supplemental operating measure specifically for comparing year over year ability to fund dividend distribution from operating activities. We use AFFO as a basis to address our ability to fund our dividend payments. AFFO is calculated by adding to or subtracting from FFO:

1.	Plus: Amortization of deferred financing costs
2.	Plus: Non-cash compensation
3.	Plus: Non-real estate depreciation
4.	Plus: Impairment charges
5.	Plus: Below market debt amortization
6.	Plus: Original issuance costs associated with redeemed preferred stock
7.	Plus / Less: Net straight line rent adjustments (lessor revenue and lessee expense)
8.	Plus / Less: Net amortization of above and below market leases
9.	Less: Recurring capital expenditures
10.	Less: Tenant improvements
11.	Less: Capitalized leasing costs

Capitalized leasing costs consist of commissions payable to third parties, including brokers, leasing agents, referral agents, and internal sales commissions payable to employees. Capitalized leasing costs are accrued and deducted from AFFO generally in the period the lease is executed. Leasing costs are generally paid a) to third party brokers and internal sales employees 50% at customer lease signing and 50% at lease commencement and b) to referral and leasing agents monthly over the lease term as and to the extent we receive payment from the end customer.

AFFO is not intended to represent cash flow from operations for the period, and is only intended to provide an additional measure of performance by adjusting for the effect of certain items noted above included in FFO. Other REITs widely report AFFO, however, other REITs may use different methodologies for calculating AFFO and, accordingly, our AFFO may not be comparable to other REITs.

Annualized Rent

Monthly contractual rent under existing commenced customer leases as of quarter-end, multiplied by 12. This amount reflects total annualized base rent before any one-time or non-recurring rent abatements and excludes power revenue, interconnection revenue and operating expense reimbursement.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	24

Appendix

Data Center Leasing Metrics

•

Rental Churn Rate – represents data center leases which are not renewed or are terminated during the period. Rental churn is calculated based on the annualized cash rent of data center expired leases terminated in the period, compared with total data center annualized rent at the beginning of the period.

•

Cash and GAAP Rent Growth – represents the increase in rental rates on renewed data center leases signed during the period, as compared with the previous rental rates for the same space. Cash and GAAP rent growth are calculated based on annualized rent from the renewed data center lease compared to annualized rent from the expired data center lease.

Data Center Net Rentable Square Feet (“NRSF”)

Both occupied and available data center NRSF includes a factor based on management’s estimate of space to account for a customer’s proportionate share of required data center support space (such as the mechanical, telecommunications and utility rooms) and building common areas, which may be updated on a periodic basis to reflect the most current build-out of our properties.

Deferred Expansion Capital

As we construct data center capacity, we work to optimize both the amount of the capital we deploy on power and cooling infrastructure and the timing of that capital deployment; as such, we generally construct our power and cooling infrastructure supporting our data center NRSF based on our estimate of customer utilization. This practice can result in our investment at a later time in Deferred Expansion Capital. We define Deferred Expansion Capital as our estimate of the incremental capital we may invest in the future to add power or cooling infrastructure to support existing or anticipated future customer utilization of NRSF within our operating data centers. From time to time, we may revise our estimate of Deferred Expansion Capital as well as the potential time period during which we may invest it. See the Data Center Projects Under Construction and Held for Development tables for more detail.

Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA

EBITDAre is calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). EBITDAre is defined as earnings before interest, taxes, depreciation and amortization, gains or losses from the sale of depreciated property, and impairment of depreciated property. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs from unsuccessful deals and business combinations and litigation expense to EBITDAre as well as adjusting for the impact of other impairment charges, gains or losses from sales of undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDAre and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDAre and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDAre and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	25

Appendix

Funds From Operations (“FFO”) is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance. We calculate FFO in accordance with the standards established by Nareit. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

Our management uses FFO as a supplemental performance measure because, by excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that investors use FFO as a basis to compare our operating performance with that of other REITs. However, the utility of FFO as a measure of our performance is limited because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

GAAP Annualized Rent

Represents the monthly average contractual rent as stated on customer contracts, multiplied by 12. This amount is inclusive of any one-time or non-recurring rent abatements and excludes power revenue, interconnection revenue and operating expense reimbursement.

Monthly Recurring Revenue per Cabinet Equivalent Billed

Represents the turn-key monthly recurring colocation revenue (“MRR”) per cabinet equivalent billed. We define MRR as recurring contractual revenue, including rental, power, and interconnection revenue and operating expense reimbursement, under existing commenced customer leases. MRR per cabinet equivalent is calculated as (current quarter MRR/3) divided by ((quarter-end cabinet equivalents billed plus prior quarter-end cabinet equivalents billed)/2). Cabinet equivalents are calculated as cage-usable square feet (turn-key leased NRSF/NRSF factor) divided by 25.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	26

Appendix

Net Operating Income (“NOI”) and Cash NOI – NOI, and cash NOI are supplemental measures for the operating performance of the Company’s portfolio. NOI is operating revenues less operating expenses adjusted for items such as depreciation and amortization, general and administrative expenses, transaction costs from unsuccessful deals and business combinations and litigation expenses. Cash NOI is NOI less straight-line rents and above and below market rent amortization.

NRSF Held for Development

Represents incremental data center capacity that may be constructed in existing facilities that requires significant capital investment in order to develop new data center facilities. The estimates are based on current construction plans and expectations regarding entitlements, and they are subject to change based on current economic conditions, final zoning approvals, and the supply and demand of the market. The estimated NRSF for new development projects is based on the entire building size. NRSF placed into service may change depending on the final construction and utilization of the built space.

NRSF Under Construction

Represents NRSF for which substantial activities are ongoing to prepare the property for its intended use following development. The NRSF reflects management’s estimate of engineering drawings and required support space and is subject to change based on final demising of space. TKD estimated development costs include two components: 1) general construction to ready the NRSF as data center space and 2) power, cooling and other infrastructure to provide the designed amount of power capacity for the project. Following development completion, incremental capital, referred to as Deferred Expansion Capital, may be invested to support existing or anticipated future customer utilization of NRSF within our operating data centers.

NRSF Pre-Construction

Represents NRSF for which the projects are in the design and permitting stage. Construction will commence upon receipt of the applicable permits. The estimated completion dates are subject to change based on timing of final design and permitting approvals.

Turn-Key Same-Store

Includes turn-key data center space that was leased or available to be leased to our colocation customers as of December 31, 2017, at each of our properties, and excludes powered shell data center space, office and light-industrial space and space for which development was completed and became available to be leased after December 31, 2017. The turn-key same-store space as of December 31, 2017, is 1,771,880 NRSF. We track same-store on a computer room basis within each data center facility.

Stabilized and Pre-Stabilized NRSF

Data center projects and facilities that recently have been developed and are in the initial lease-up phase are classified as pre-stabilized NRSF until they reach 85% occupancy or have been in service for 24 months. Pre-stabilized projects and facilities become stabilized operating properties at the earlier of achievement of 85% occupancy or 24 months after development completion and are included in the stabilized operating NRSF.

Quarter Ended March 31, 2019

Overview	Financial Statements	Operating Portfolio	Development	Capital Structure	Components of NAV	Guidance	Appendix	27